Exhibit 99.1
EDAC TECHNOLOGIES REPORTS SECOND QUARTER RESULTS
FARMINGTON, Conn., July 29, 2008 – EDAC Technologies Corporation (NASDAQ: EDAC), a designer and manufacturer of tools, fixtures, jet engine components, injection molds and spindles, today reported results for the second quarter of 2008.
Sales for the second quarter of 2008 were $10,849,000 and net income was $533,000 or $0.11 per diluted share, versus sales of $12,467,000 and net income of $820,000 or $0.17 per diluted share for the second quarter of 2007.
For the six months ended June 28, 2008, sales were $22,030,000 and net income was $1,163,000 or $0.23 per diluted share versus sales of $24,783,000 and net income of $1,601,000 or $0.33 per diluted share for the six months ended June 30, 2007.
Dominick A. Pagano, President and Chief Executive Officer, said, “Continued changes by certain of our aerospace customers to our delivery schedules impacted our second quarter greater than we had anticipated. While we believe that sales for the second half of 2008 will improve over the first half of the year, it now appears that we will be unable to match our 2007 results. However, we are encouraged that our backlog has increased significantly and is currently at an historic high, due to our continuing efforts to broaden our customer base and product line.”
Pagano added, “We fully anticipate that the aerospace market will remain strong for the long-term. Our strategy is to pursue those long-term opportunities by investing in skilled personnel and state-of-the-art machinery and equipment, and committing to continuous improvement throughout our organization. We will incur costs in the short-term, but in the long-term we believe this will build the financial and operating strength of our company, to the benefit of our shareholders.”
About EDAC Technologies Corporation
EDAC Technologies Corporation is a diversified manufacturing company primarily offering (i) design and manufacturing services for the aerospace industry in such areas as jet engine parts, special tooling, equipment, gauges and components used in the manufacture, assembly and inspection of jet engines, (ii) high-precision fixtures, gauges, dies and molds and (iii) the design, manufacture and repair of precision spindles, which are an integral part of numerous machine tools found in virtually every manufacturing environment.
Cautionary Statement Regarding Forward Looking Statements — This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company uses words such as “plans,” seeks,” “projects,” “expects,” “believes,” “may,” “anticipates,” “estimates,” “should,” and similar expressions to identify these forward looking statements. These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the control of the Company and are difficult to predict. These important factors include, without limitation, factors which could affect demand for the Company’s products and services such as changes in customer delivery schedules, general economic conditions and economic conditions in the aerospace industry and the other industries in which the Company competes; competition from the Company’s competitors; and the Company’s ability to enter into satisfactory financing arrangements. These and other factors are described in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s expectations and beliefs as of the date of this release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation or intention to do so.

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended		For the six months ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007
Sales	$10,849,161	$12,467,061	$22,030,264	$24,782,699

Cost of sales	9,019,185	10,020,820	18,114,279	19,988,914

Gross profit	1,829,976	2,446,241	3,915,985	4,793,785

Selling, general and administrative expenses	864,244	980,025	1,833,364	1,897,650

Income from operations	965,732	1,466,216	2,082,621	2,896,135

Non-operating income (expense):
Interest expense	(155,048)	(170,053)	(319,625)	(364,489)
Other income	9,374	5,520	53,929	10,315

Income before income taxes	820,058	1,301,683	1,816,925	2,541,961

Provision for income taxes	287,000	482,000	654,000	941,000

Net income	$533,058	$819,683	$1,162,925	$1,600,961

Income per common share data:
Basic income per share	$0.11	$0.18	$0.25	$0.35

Diluted income per share	$0.11	$0.17	$0.23	$0.33

Weighted average shares outstanding:
Basic	4,666,970	4,571,853	4,658,946	4,554,294
Diluted	4,956,739	4,920,872	4,970,310	4,885,743

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
	June 28,	December 29,
	2008	2007
ASSETS
CURRENT ASSETS:
Cash	$2,767,063	$3,286,203
Accounts receivable, net	7,305,002	7,638,573
Inventories, net	8,408,363	6,598,111
Prepaid expenses and other current assets	181,461	51,339
Refundable income taxes	284,577	284,577
Deferred income taxes	889,124	933,124

Total current assets	19,835,590	18,791,927

PROPERTY, PLANT AND EQUIPMENT	34,940,198	34,869,219
Less: accumulated depreciation	23,163,609	22,390,417

	11,776,589	12,478,802

OTHER ASSETS, net	865,253	492,051

TOTAL ASSETS	$32,477,432	$31,762,780

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Equipment line of credit	$903,740	$—
Current portion of long-term debt	2,336,926	2,285,704
Trade accounts payable	3,441,405	4,021,827
Employee compensation and amounts withheld	1,467,662	1,800,390
Accrued expenses	449,331	395,950
Customer advances	898,865	424,439

Total current liabilities	9,497,929	8,928,310

LONG-TERM DEBT, less current portion	6,028,025	7,204,769

DEFERRED INCOME TAXES	448,660	448,660

SHAREHOLDERS’ EQUITY:
Common stock	11,668	11,591
Additional paid-in capital	10,404,652	10,245,877
Retained earnings	7,183,167	6,020,242
Accumulated other comprehensive loss	(1,096,669)	(1,096,669)

Total shareholders’ equity	16,502,818	15,181,041

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$32,477,432	$31,762,780

Contact: Glenn L. Purple, Vice President-Finance 860-677-2603